UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2020

Precision BioSciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38841	20-4206017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

302 East Pettigrew St., Suite A-100, Durham, North Carolina 27701

(Address of principal executive offices) (Zip Code)

(919) 314-5512

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000005 per share	DTIL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 23, 2020, Precision BioSciences, Inc. and its wholly owned subsidiary, Elo Life Systems, Inc. (collectively, the “Company”), as borrower, and Pacific Western Bank (“Bank”), as lender, entered into the Third Amendment to Loan and Security Agreement (“Amendment No. 3”) to the loan and security agreement dated as of May 15, 2019 (as amended by the First Amendment to Loan and Security Amendment, effective September 18, 2019, and the Second Amendment to Loan and Security Amendment, effective December 3, 2019, the “Original Agreement” and, as amended by Amendment No. 3 (as defined below), the “Agreement”)

The terms of Amendment No. 3 (a) decreases the aggregate principal amount of advances on a revolving line of credit (the “Revolving Line”) from $50.0 million to $30.0 million and (b) extends the maturity date of the Revolving Line to June 23, 2022, provided that, if the Company receives aggregate cash proceeds of at least $125.0 million from the issuance of the Company’s equity securities and/or upfront cash proceeds from strategic partnerships on terms and conditions reasonably satisfactory to the Bank, the maturity date shall then instead be June 23, 2023 (the “Revolving Maturity Date”).

Under the terms of Amendment No. 3, the interest rate increased to a variable annual rate equal to the greater of (a) 2.75% above the Prime Rate (as defined in the Original Agreement), and (b) 6.00%.

Under the terms of Amendment No. 3, (a) the Company is no longer required to pay a fee based on the unused portion of the Revolving Line; (b) the early termination fee (the “Early Termination Fee”), which shall be payable if the Agreement is terminated prior to the Revolving Maturity Date for any reason, including Bank’s election to terminate following the occurrence of an Event of Default (as defined in the Original Agreement), is decreased to $600,000 and (c) the Company is obligated to pay a final payment fee (the “Final Payment Fee”) on the soonest to occur of (i) the Revolving Maturity Date, (ii) the date that the Company repays all advances and elects to terminate the Revolving Line, and (iii) the date that the advances become due or the Bank elects to terminate the Agreement in connection with the occurrence of an event of default, in an amount equal to one percent (1.00%) of the maximum principal amount of the advances outstanding at any time. Subject to the Early Termination Fee and the Final Payment Fee, the Company may prepay any advances under the Revolving Line without penalty or premium at any time.

Under the terms of Amendment No. 3, in the event of (a) any merger or consolidation of the Company with or into another entity (except one in which the holders of equity of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the equity interests of the surviving entity), (b) any sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (in one or more related and contemporaneous transactions), or (c) closing of one or more related and contemporaneous sales or issuances of the Company’s equity or Subordinated Debt (as defined in the Original Agreement) securities and/or up-front cash proceeds from one or more strategic partnerships in which the aggregate gross cash proceeds to the Company are at least $50.0 million, a success fee will be due of $135,000 if paid on or before June 30, 2021 and $275,000 if paid after June 30, 2021.

Under the terms of Amendment No. 3, the Company must also maintain an aggregate balance of unrestricted cash at Bank (not including amounts in certain specified accounts) equal to or greater than $10,000,000. Amendment No. 3 also provides that the Company requirement to deliver an annual budget shall be complied with as soon as available, but no later than the earlier of (i) 90 days after the end of each fiscal year of (ii) 15 days following approval by Company’s Board of Directors.

The foregoing description of Amendment No. 3 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 3, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (“Form 8-K”) and incorporated herein by reference.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K regarding the Company’s direct financial obligations under the Agreement is incorporated by reference herein.

Item 9.01.Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1†	Third Amendment to the Loan and Security Agreement, dated June 23, 2020, among Precision BioSciences, Inc., Elo Life Systems, Inc. and Pacific Western Bank.

†Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION BIOSCIENCES, INC.

Date: June 26, 2020	By:	/s/ Matthew Kane
Matthew Kane
President and Chief Executive Officer